Exhibit 2.4

EXECUTION COPY

STOCK PURCHASE AND SALE AGREEMENT

BY AND AMONG

FGX INTERNATIONAL INC., OR ITS NOMINEE, AS BUYER,

CORINNE MCCORMACK, INC. AND EYE-BAR INC., COLLECTIVELY AS COMPANY

AND

CORINNE MCCORMACK, AS SHAREHOLDER

DATED AS OF OCTOBER 28, 2009

SCHEDULES AND EXHIBITS

Exhibits

Exhibit A	Employment Agreement

Exhibit B	Allocation of Purchase Price for tax reporting purposes

Exhibit C	Form of Certificate of Shareholder

Exhibit D	Form of Certificate of Company

Schedules

Section 3.4	Authorization; No Conflicts

Section 3.6	Liabilities and Obligations

Section 3.7	Accounts Receivable

Section 3.8	Inventory

Section 3.9	Changes

Section 3.10	Property Owned by Company

Section 3.11	Equipment

Section 3.12	Intellectual Property

Section 3.13	Leases

Section 3.14	Taxes

Section 3.15	Material Contracts

Section 3.16	Customers and Suppliers

Section 3.17	Orders, Commitments and Returns

Section 3.18	Agreements not in Full Force and Effect

Section 3.19	Insurance

Section 3.20	Labor, Customs, Health and Safety Law Matters

Section 3.21	Employee Benefit Plans

Section 3.22	Litigation

Section 3.25	Third Party Consents

Section 3.27	Environmental Laws

Section 3.29	Brokers and Finders

Section 3.30	Personnel

Section 3.31	Powers of Attorney

Section 3.32	Bank Accounts

Section 6.4	Current Liabilities

STOCK PURCHASE AND SALE AGREEMENT

THIS STOCK PURCHASE AND SALE AGREEMENT (together with all Exhibits and Schedules, this “Agreement”) dated as of October 28, 2009, by and among FGX International Inc., a corporation organized under the laws of the State of Delaware, or its nominee (“Buyer”), Corinne McCormack, Inc. (“CMI”) and eye-bar inc. (“EBI”), each a corporation organized under the laws of the State of New York  (CMI and EBI collectively referred to as, “Company”) and Corinne A. McCormack, a resident of the State of New York and the holder of all of the Company Shares (“Shareholder”).

RECITALS

WHEREAS, CMI is a corporation duly organized and validly existing under the laws of the State of New York, having an authorized capitalization consisting of 200 shares of Common Stock, no par value (the “CMI Stock”), of which as of the date hereof, 100 shares are issued and outstanding; and

WHEREAS, EBI is a corporation duly organized and validly existing under the laws of the State of New York, having an authorized capitalization consisting of 200 shares of Common Stock, no par value (the “EBI Stock”, and collectively with the CMI Stock the “Company Stock”), of which as of the date hereof, 100 shares are issued and outstanding ; and

WHEREAS, Shareholder is the holder of all of the issued and outstanding shares of Company Stock (the “Company Shares”) and desire to sell such Company Shares, and Buyer desires to purchase such Company Shares, on the terms and conditions set forth herein; and

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements, and upon the terms and subject to the conditions hereinafter set forth, the receipt and sufficiency of which is hereby acknowledged, the parties do hereby agree as follows:

ARTICLE 1.                                                     DEFINITIONS

For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

“Agreement” has the meaning set forth in the preamble.

“Balance Sheet” has the meaning set forth in Section 3.5.

“Basket” has the meaning set forth in Section 9.4.

“Benefit Arrangement” means any employment, consulting, severance or other similar contract, arrangement or policy, practice and procedure, and each plan, arrangement (written or oral), program, agreement or commitment providing for insurance coverage (including without limitation any self-insured arrangements), workers’ compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, life, health disability or accident benefits (including without limitation any “voluntary employees’

beneficiary association” as defined in Section 501(c)(9) of the Code providing for the same or other benefits) or for deferred compensation, profit-sharing bonuses, stock options, stock appreciation rights, stock purchases or other forms of incentive compensation or post-retirement insurance, compensation or benefits which (A) is not a Welfare Plan, Pension Plan, or Multiemployer Plan, (B) is entered into, maintained, contributed to or required to be contributed to, as the case may be, by Company or any ERISA Affiliate or under which Company or any ERISA Affiliate may incur any liabilities, and (C) covers any employee or former employee of Company or any ERISA Affiliate (with respect to their relationship with such entities).

“Broker’s Obligations” shall mean, with respect to any Person, any obligation to a broker, finder, investment banker or any other Person for brokerage or finder’s fees, commissions, success fees or any similar payment and any other liability, claim, cost, expense or obligation of such Person to any broker, finder, investment banker or any other Person.

“Buyer” has the meaning set forth in the preamble.

“Buyer Affiliates” has the meaning set forth in Section 9.2.

“Cap” has the meaning set forth in Section 9.4.

“Claim Notice” has the meaning set forth in Section 9.1.

“Closing” has the meaning set forth in Section 2.3.

“Closing Date” has the meaning set forth in Section 2.3.

“Closing Balance Sheet” means the balance sheet of Company dated within two (2) Business Days of the Closing Date.

“CMI” has the meaning set forth in the preamble.

“CMI Stock” has the meaning set forth in the preamble.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble.

“Company Affiliates” has the meaning set forth in Section 9.2.

“Company Shares” has the meaning set forth in the preamble.

“Company Stock” has the meaning set forth in the preamble.

“Disclosure Schedule” means the schedule to be delivered by Company and Shareholder to Buyer containing the information required to be included therein pursuant to this Agreement.  Unless otherwise specified, each reference in this Agreement to any numbered schedule is a reference to that numbered section of the Disclosure Schedule.

“EBI” has the meaning set forth in the preamble.

“EBI Stock” has the meaning set forth in the preamble.

“Elections” has the meaning set forth in Section 2.2.

“Employee Plans” means all Benefit Arrangements, Multiemployer Plans, Pension Plans and Welfare Plans.

“Employment Agreement” means that certain Employment Agreement by and between Company and Shareholder dated as of the Closing Date, substantially in the form of Exhibit A.

“Environmental Laws” means all applicable federal, state, local or foreign laws, statutes, ordinances, regulations, rules, judgments, orders and licenses with (i) regulate or relate to the protection or remediation of the environment, the use, treatment, storage, transportation, handling or disposal of Hazardous Substances, the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plans or other natural resources, or the health and safety of persons or property (but not including protection of the health and safety of employees) or (ii) impose liability with respect to any of the foregoing, including without limitation the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), Resource Conservation & Recovery Act (42 U.S.C. § 6901 et seq.) (“RCRA”), Safe Drinking Water Act (21 U.S.C. § 349, 42 U.S.C. §§ 201, 300), Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), Clean Air Act (42 U.S.C. § 7401 et seq.), Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.) (“CERCLA”), or any other similar federal, state or local law or foreign law of similar effect, each as amended.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity which is (or at any relevant time was) a member of a “controlled group of corporations” with or under “common control” with Company as defined in Section 414(b) or (c) of the Code.

“Facilities” means all current and former plans, offices, manufacturing facilities, stores, warehouses, improvements, administration buildings and real property, whether owned or leased, of Company.

“Fraud Claims” has the meaning set forth in Section 9.1.

“GAAP” means generally accepted accounting principles in effect from time to time in the United States of America.

“Hazardous Substance” means any quantity of asbestos in any form, formaldehyde, PCBs, radon gas, crude oil or any fraction thereof, solvents, cutting oils, degreasers, machine tool oils, all forms and natural gas, petroleum products, by-products or wastes, any radioactive substance, any solid waste, any toxic, infectious, reactive, corrosive, ignitable or flammable chemical or chemical compound and any other hazardous substance, material or waste (as defined in or for purposes of any Environmental Law) whether solid, semi-solid, liquid or gas, and any other substance which is now subject to regulation or control under any Environmental Law.

“Holdback” means $100,000 of the Purchase Price to be held back by Buyer in order to satisfy any claims of Buyer.

“Holdback Termination Date” means the date eighteen (18) months from the Closing Date.

“Indemnified Party” has the meaning set forth in Section 9.2.

“Indemnifying Party” has the meaning set forth in Section 9.2.

“Intellectual Property” has the meaning set forth in Section 3.12.

“Knowledge” means, with respect to any Person making a representation to their “knowledge” (whether or not capitalized) those facts and circumstances personally known by such Person and shall be deemed to include such knowledge as a reasonably prudent person could have obtained after making a reasonable due inquiry and investigation with respect to the particular subject matter in question.

“Liens” has the meaning set forth in Section 2.1.

“Loss” or “Losses” has the meaning set forth in Section 9.2.

“Material Contracts” has the meaning set forth in Section 3.15.

“Multiemployer Plan” means any “Multiemployer Plan,” as defined in Section 4001(a)(3) of ERISA, (A) which Company or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or, after September 25, 1980, maintained, administered, contributed to or was required to contribute to, or under which Company or any ERISA Affiliate may incur any liability and (B) which covers any employee or former employee of Company or any ERISA Affiliate (with respect to their relationship with such entities).

“Non-Compete Period” has the meaning set forth in Section 8.1.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” as defined in Section 3(2) of ERISA (other than a Multiemployer Plan (A) which Company or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or, within the five years to the Closing Date, maintained, administered, contributed to or was required to contribute to, or under which Company or any ERISA Affiliate may incur any liability and (B) which covers any employee or former employee of Company or any ERISA Affiliate (with respect to their relationship with such entities).

“Permits” has the meaning set forth in Section 3.24.

“Permitted Liens” has the meaning set forth in Section 3.10.

“Person” means an individual, corporation, company, partnership, joint venture, trust, or unincorporated organization, or a government or any agency or political subdivision thereof.

“Purchase Price” has the meaning set forth in Section 2.2.

“Recipients” has the meaning set forth in Section 8.2.

“Release” means and includes any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing on, in or into the environment of any Hazardous Substance.

“Restricted Area” shall mean the United States of America, Europe, Canada and Mexico.

“Restricted Business” shall mean (i) any business or operations of the type engaged in by Company prior to the date hereof, including without limitation the design, manufacture, sourcing and sale of optical products, including but not limited to, eyewear, reading glasses, eye glasses and sunglasses and related accessories, but excluding the costume jewelry business, and (ii) any business or operations Buyer or its affiliates are actively engaged in or preparing to engage in at any time prior to the termination of  Shareholder’s employment with Buyer.

“Shareholder” has the meaning set forth in the preamble.

“Solicit” has the meaning set forth in Section 8.1.

“Tax Returns” has the meaning set forth in Section 3.14.

“Taxes” has the meaning set forth in Section 3.14.

“Welfare Plan” means any “employee welfare benefit plan” as defined in Section 3(1) of ERISA, (A) which Company or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or under which Company or any ERISA Affiliate may incur any liability and (B) which covers any employee or former employee of Company or any ERISA Affiliate (with respect to their relationship with such entities).

ARTICLE 2.                                                PURCHASE OF THE COMPANY SHARES

Section 2.1                                                           Purchase and Sale of Company Shares.

Subject to the terms and conditions of this Agreement, at the Closing, Shareholder shall sell, assign, transfer and deliver or cause to be sold, assigned, transferred and delivered to Buyer, and Buyer shall purchase and accept, all right, title and interest in and to the Company Shares, free and clear of all liens, pledges, security interests, claims, charges, options, preemptive rights or other encumbrances of any kind or nature whatsoever (collectively, “Liens”), which shall comprise all of the outstanding equity securities of Company.  In consideration of the sale of the Company Shares to Buyer, at the Closing, Buyer agrees to pay to Shareholder the Purchase Price in accordance with Section 2.2.

Section 2.2                                                           Purchase Price; 338(h)(10) Election; Purchase Price Allocation.

At or prior to the Closing, Buyer shall deliver the purchase price of ONE MILLION FOUR HUNDRED AND FIFTY THOUSAND DOLLARS ($1,450,000) (the “Purchase Price”), and payable as set forth in Section 6.4.

In the event that Buyer requests, Shareholder and Buyer shall jointly make the election provided for by Section 338(h)(10) of the Code and Treasury Regulations Section 1.338(h)(10)-1 and if available any comparable election under state or local law (collectively, the “Elections”), with such Elections being made promptly after the Closing Date.  As soon as practicable after each such Election, Shareholder and Buyer shall mutually prepare a Form 8023, with all attachments and shall cooperate with each other to take all actions necessary and appropriate (including filing additional forms, returns, elections, schedules, and other necessary documents) as may be required to effect and preserve timely Elections in accordance with the provisions of Treasury Regulation Section 1.338(h)(10)-1 (or any comparable provisions of state or local tax law) or any successor provisions.  The Purchase Price shall be allocated for tax reporting purposes as set forth on Exhibit B, to which allocation both parties shall be bound.  In the event of an Election, Buyer shall pay Shareholder an amount equal to the additional tax obligation to be incurred by Shareholder as a result of such Election.

Section 2.3                                                           Closing.

The closing (the “Closing”) of the transactions contemplated by this Agreement will take place remotely via facsimile, email and wire transfer at the offices of Reavis Cianciolo LLC, 55 Dorrance Street, Suite 200, Providence, Rhode Island 02903 after the satisfaction or waiver of the conditions set forth in ARTICLE 6 and ARTICLE 7 hereof but no later than October 28, 2009 (the “Closing Date”).

Section 2.4                                                           Closing Deliveries.

(a)          Company Deliverables.

At the Closing, Company shall deliver to Buyer the following:

(i)                                     the original minute book of Company and all stock transfer books, stock ledgers and blank certificates for shares of Company Stock;

(ii)                                  documents reasonably satisfactory to Buyer evidencing the resignations of all of the directors and officers of Company, such resignations to be effective as of the Closing;

(iii)                               pay-off letters for the JPMorgan Chase bank loan, the Sterling National Bank loan and the Shareholder loan, along with any releases, lien discharges and any other documents reasonably requested by Buyer reflecting the full satisfaction and release of any encumbrances against any of the Shares or against any asset, property or right of Company;

(iv)                              the consents pursuant to Section 7.6;

(v)                                 evidence satisfactory to Buyer that all Intellectual Property has been properly assigned to Company, and that such assignments are filed and accepted by the United States Patent and Trademark Office;

(vi)                              the Closing Balance Sheet certified by Company and Shareholder;

(vii)                           the certificate of Shareholder substantially in the form of Exhibit C on behalf of herself and Company certifying that all of the representations and warranties of Company and Shareholder are true and correct in all respects as of the Closing Date;

(viii)                        either (A) a properly executed statement satisfying the requirements of Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3) in a form reasonably acceptable to Buyer or (B) caused Shareholder to have executed and delivered to Buyer certificates of non-foreign status satisfying the requirements of Treasury Regulations Section 1.1445-2(b) in a form reasonably acceptable to Buyer;

(ix)                                the certificate of the Secretary of Company substantially in the form of Exhibit D;

(x)                                   (A) Shareholder shall have entered into and delivered to Buyer a General Release, and (B) Shareholder, Alison Lomasky and Jessica Dworkin shall have entered into and delivered to Buyer a Proprietary Rights Agreement; each in form and substance approved of by Buyer;

(xi)                                evidence of receipt of any necessary or appropriate consents to the transactions contemplated hereby of any third party which consent is required in connection with the transactions contemplated by this Agreement;

(xii)                             evidence of filing a request for certificates of good standing of Company issued by the New York Secretary of State, the New York Department of Taxation and Finance and the secretary of state and tax authority of any other state or commonwealth in which Company is qualified to conduct business; and

(xiii)                          such certificates, instruments and other documents related to the consummation of the transactions contemplated hereby as may be reasonably requested by Buyer or its counsel.

(b)         Shareholder Deliverables.

At the Closing, Shareholder shall deliver to Buyer the following:

(i)                                     the certificates representing the Company Shares owned by Shareholder, duly endorsed in blank or accompanied by stock transfer powers in proper form duly endorsed in blank with all requisite stock transfer taxes paid and stamps affixed (or affidavits of lost certificate in form and substance reasonably acceptable to Buyer);

(ii)                                  a duly executed IRS Form W-9;

(iii)                               Shareholder shall have secured a Confirmation of Spouse in form and substance approved by Buyer;

(iv)                              such certificates and other documents related to the consummation of the transactions contemplated hereby as may be reasonably requested by Buyer; and

(v)                                 the Employment Agreement, executed by Shareholder.

(c)          Buyer Deliverables.

At Closing, Buyer shall deliver to Shareholder the following:

(i)                                     the Purchase Price in the manner set forth in Section 6.4; and

(ii)                                  the Employment Agreement executed by Company.

Section 2.5                                                           Further Assurances.

After the Closing, Shareholder shall from time to time, at the request of Buyer and without further cost or expense to Buyer, (i) execute and deliver such other instruments of conveyance and transfer and take such other actions as Buyer may reasonably request  in order to effectuate the purchase of the Company Stock from Shareholder and the other transactions contemplated hereby and (ii) cooperate fully, as and to the extent reasonably requested by Buyer, in connection with any indemnification or other claim related to this Agreement.

ARTICLE 3.                                                     REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER AND COMPANY

Company and Shareholder, jointly and severally represent and warrant to Buyer as follows:

Section 3.1                                                           Corporate Organization; Etc.

Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and has full corporate power and authority to carry on its business as it is now being conducted and to own, operate and lease the properties and assets it now owns, operates or leases; neither the location of its property or the conduct of its business requires company to be qualified to do business as a foreign corporation in any other state, except where such failure to qualify would not have a material adverse effect on the assets or business of Company.  The copies of the certificates/articles of incorporation and by-laws and all amendments thereto of Company, and the copies of the minutes, resolutions and consents of the Shareholder heretofore delivered to Buyer are true, complete and correct copies of such instruments, documents and resolutions as presently in effect.

Section 3.2                                                           Capitalization of Company.

As of the date of this Agreement, the authorized capital stock of Company consists solely of the Company Stock.  All issued and outstanding shares of capital stock of Company are validly issued, fully paid and nonassessable.  Except for the Company Shares and this Agreement, there are no outstanding (a) securities convertible into or exchangeable for Company’s capital stock; (b) options, warrants or other rights to purchase or subscribe to capital stock of Company or securities convertible into or exchangeable for capital stock of Company; (c) contracts, commitments, agreements, understandings or arrangements of any kind relating to the issuance of any capital stock of Company, any such convertible or exchangeable securities or any such options, warrants or rights; or (d) liability for dividends accrued or declared and unpaid by Company.

Section 3.3                                                           Subsidiaries; Acquisitions.

Company has no subsidiaries, is not the successor by merger or by operation of law to any other entity and has not acquired all or substantially all of the assets of any other entity.

Section 3.4                                                           Authorization; No Conflicts.

(a)          Authority

Company has full corporate power and authority necessary to enter into this Agreement and to carry out the transactions contemplated hereby.  Shareholder has taken all action required by law, Company’s articles of incorporation, its by-laws or otherwise to be taken by them to authorize the execution, delivery and performance of this Agreement by Company and each other agreement, document and instrument to be executed and delivered by Company pursuant hereto and the consummation of the transactions contemplated hereby and thereby.  This Agreement has been duly executed and delivered by Company, and this Agreement and each agreement, document and instrument to be executed by Company and Shareholder pursuant to this Agreement, constitute, or when executed and delivered will constitute, a legal, valid and binding obligation of such party enforceable against it in accordance with their respective terms except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b)         Required Consents

Except as set forth in Section 3.4 of the Disclosure Schedule, neither the execution and delivery of this Agreement and each other agreement, document and instrument referred to in Section 3.4(a), nor the consummation of the transactions contemplated hereby or thereby will violate any provision of the articles or certificate of incorporation or by-laws or other organizational documents of Company, or to the knowledge of Company and Shareholder, be in conflict with, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under or result in the termination of, or accelerate the performance required by, or cause the acceleration of the maturity of any debt or obligation pursuant to, or result in the creation or imposition of any security interest, lien or other encumbrance upon any property or assets of Company under any agreement or commitment to which Company is a party or by which Company is bound, or to which the property of Company is subject, or violate any statute or law or any judgment, decree, order, regulation or rule of any court or governmental authority applicable to Company.

Section 3.5                                                           Financial Statements.

Company has heretofore delivered to Buyer:  (i) a balance sheet of Company as at December 31 in each of the years 2007 and 2008; and statements of income, changes in shareholders’ equity (deficit) and cash flows for each of the years then ended, all compiled by Bonamassa, Maietta & Cartelli LLP, whose reports thereon are included therein; and (ii) an unaudited balance sheet of Company as of June 30, 2009 (the “Balance Sheet”), which statements Buyer hereby acknowledges receipt, and unaudited consolidated statements of income, shareholders’ equity (deficit) and cash flows for the 6-month period then-ended.  Such consolidated balance sheets and the notes thereto have been prepared from and in accordance with Company’s books and records, fairly present the consolidated assets, liabilities and financial condition of Company as at the respective dates thereof, and such consolidated statements of income, changes in shareholders’ equity (deficit) and cash flows and the notes thereto fairly present, in all material respects, the results of operations for the period therein referred to; all in accordance with GAAP consistently applied throughout the periods involved except, in the  case of unaudited statements, which were prepared only for use as internal, interim financial statements, and lack footnote and other presentation requirements required by GAAP and are subject to normal year-end adjustments.

Section 3.6                                                           No Undisclosed Liabilities; Etc.

Except as set forth in Section 3.6 of the Disclosure Schedule, as of the date hereof, Company has no liabilities or obligations of any nature (absolute, accrued, contingent or otherwise), and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability or obligation, not otherwise disclosed herein which are not reflected or reserved against the Balance Sheet, which, in accordance with GAAP, should have been shown or reflected in the Balance Sheet, and which, individually or in the aggregate, would be material.  There is no probable or reasonably possible loss contingency (as such term is defined in the Statement of Financial Accounting Standards No. 5) that is not reflected in the Balance Sheet.

Section 3.7                                                           Accounts Receivable; Accounts Payable.

Section 3.7 of the Disclosure Schedule, sets forth a true, accurate and complete list as of the Closing Date of Company’s accounts receivable, identifying the respective account debtor for each such account and including the aging thereof.  All accounts receivable of Company (including factored accounts), whether reflected in the Balance Sheet or otherwise, constitute valid and enforceable claims arising from bona fide transactions in the ordinary course of Company’s business, and there are no known or asserted defenses, claims, returns, allowances, credits, refusals to pay or other set-off against any such accounts receivable (collectively, “Deductions”), except for (i) Deductions and other charge backs in the ordinary course of business, or (ii) as indicated on Company’s books and records provided to Buyer.  Except as set forth in Section 3.7 of the Disclosure Schedule, since June 30, 2009, (i) the collections of the accounts receivable by Company has been pursued in the ordinary course of business and consistent with past business practices, and (ii) there has been no sale or other disposition to a third party of any accounts receivable by Company.  All of the accounts payable of Company arose in the ordinary course of business and constitute valid business expenses and no portion thereof constitutes a personal or non-business expense.

Section 3.8                                                           Inventory.

Except as otherwise set forth in Section 3.8 of the Disclosure Schedule, (i) all of the inventories of Company, whether reflected on the Balance Sheet or otherwise, consist of a quality or quantity usable and salable in the ordinary and usual course of business, except for items of obsolete materials and materials of below-standard quality and shrinkage, all of which have been written off or written down to fair market value; (ii) all inventories not written off have been properly priced at the lower of cost or market in accordance with GAAP consistently applied; (iii) the quantities of each type of inventory (excluding raw materials and work-in-process) are not excessive or slow moving, but are reasonable and warranted in the present circumstances of Company; and (iv) all inventories are free of any material defect or other material deficiency in design, material and workmanship and is usable and suitable for its intended purpose in the ordinary course of business.  Section 3.8 of the Disclosure Schedule sets forth the true, accurate and complete list of the inventory of Company as of the Closing Date and the name and address of each location of such inventory (wherever located) and the type and amount of such inventory.

Section 3.9                                                           Absence of Certain Changes.

Except as set forth on Section 3.9 of the Disclosure Schedule, since December 31, 2008, (a) Company has conducted its business in the ordinary course of business consistent with past practice, including without limitation, collection of accounts receivable, payment of accounts payable, advertising, marketing, maintenance, repair and replacement of any of the Assets, compliance with local, state and federal licensing requirements, number of employees, services provided, pricing, maintaining appropriate inventory and supplies, and any other matter related to the day-to-day operation of Company’s business and (b) there has not been any material adverse change in the business or property of Company.  Without limiting the generality of the foregoing, except as and to the extent set forth in the Balance Sheet or in Section 3.9 of the Disclosure Schedule, since December 31, 2008, Company has not:

(a)                                  suffered any material adverse change in its working capital, condition (financial or otherwise), assets, liabilities (absolute, accrued, contingent or otherwise), reserves, properties, prospects, business or operations, including, but not limited to, any damage, destruction or loss, whether or not covered by insurance, with respect to the property and assets of Company having a replacement cost of more than $500 for any single loss or $2,500 for all such losses;

(b)                                 incurred any liabilities or commitments or obligations including commitments to make capital expenditures, except for items which were incurred in the ordinary course of business, none of which in the singular or aggregate exceeds $5,000 (counting all periodic installments or payments under any lease or other agreement providing for periodic installments or payments, as a single obligation or liability), or increased, or experienced any change in any assumptions underlying or methods of calculating, any bad debt, contingency or other reserves;

(c)                                  entered into, extended, materially modified, terminated or renewed any contract, lease, license, permit or commitment, except in the ordinary course of business and on terms no less favorable to Company than previously existed, or  made purchases of raw materials or supplies, or sold or purchased any assets except for:

(i)                                     contracts or commitments for the purchase of, and purchases of, raw material or supplies, made in the ordinary course of business and consistent with past practice,

(ii)                                  normal contracts or commitments for the sale of, and normal sales of, inventory in the ordinary course of business and consistent with past practice, and

(iii)                               other contracts, commitments, purchases or sales (other than of inventory) in the ordinary course of business and consistent with past practice, the value of which does not exceed $5,000;

(d)                                 made or committed to make any capital expenditures or capital additions or betterments in excess of $2,500 individually or $5,000 in the aggregate;

(e)                                  paid, discharged or satisfied any claim, liabilities or obligations other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of liabilities and obligations reflected or reserved against in the Balance Sheet or incurred in the ordinary course of business since the date of the Balance Sheet;

(f)                                    failed to pay or satisfy its uncontested accounts payable, debts, obligations and other liabilities for a period of ninety (90) days after invoice receipt or otherwise failed to pay payables in the ordinary course of business and consistent with past practice;

(g)                                 permitted or allowed any of its property or assets (real, personal or mixed, tangible or intangible) to be subjected to any mortgage, pledge, lien, security interest, encumbrance, restriction or charge of any kind, except for Permitted Liens (as defined in Section 3.10).

(h)                                 written down or up the value of any inventory (including write-downs by reason of shrinkage or mark-down) or written off as uncollectible any notes or accounts receivable, except for immaterial write-downs and write-off’s in the ordinary course of business and consistent with past practice;

(i)                                     made or rescinded any election relating to taxes, settled or compromised any action, audit or controversy relating to taxes, or except as may be required by applicable law, made any change to any of its methods of reporting income or deductions for federal income tax purposes from its filed federal income tax return for the period ending December 31, 2008, a copy of which has been provided to Buyer;

(j)                                     canceled any debts or waived any claims or rights of material value;

(k)                                  disposed of or permitted to lapse any rights to the use of any of the Intellectual Property (as defined in Section 3.12), or disposed of or disclosed (except as necessary in the conduct of its business) to any person other than representatives of Buyer any trade secret, formula, process or know-how not theretofore a matter of public knowledge;

(l)                                     offered, granted or otherwise committed to make any increase in the compensation or fringe benefits, payable or to become payable, of those directors, officers or salaried employees (including any such increase pursuant to any bonus, pension, profit sharing or other plan or commitment) or make any bonus, severance, vacation, salary continuation for disability, sick leave, deferred compensation, bonus or termination or similar payments to, or establish, adopt or amend any employee retirement or benefit plan or program; or entered into any collective bargaining agreement, service or termination agreement;

(m)                               declared, set aside or paid any dividends or made any other form of capital distribution affecting its equity, or paid or incurred directors’ fees;

(n)                                 made any change in any method of accounting, tax reporting or accounting practice;

(o)                                 paid, loaned or advance any amount to, or sold, transferred or leased any properties or assets (real, personal or mixed, tangible or intangible) to, or entered into any agreement or arrangement with, any Person or paid any fees or expenses (except for reimbursement of employee business expenses in the ordinary course of business in accordance with past practice) to any of its officers or directors or any affiliate or associate of any of its officers or directors except for compensation to directors and officers at rates not exceeding the rates of compensation paid during the fiscal year to Company ended December 31, 2008;

(p)                                 failed to comply in any material respects with any laws applicable to the conduct of Company’s business; or

(q)                                 agreed, whether in writing or otherwise, to take any action prohibited by this Section 3.9.

Section 3.10                                                    Title to Properties; Encumbrances.

Company does not own any real property.  Company has good, valid and marketable title to all personal properties and assets which it purports to own (tangible and intangible), including, without limitation, (i) all the properties and assets reflected in the Balance Sheet (except for inventory and obsolete equipment sold since the date of the Balance Sheet in the ordinary course of business and consistent with past practice), (ii) any such personal property in the possession of third parties, and (iii) all the properties and assets purchased by Company since the date of the Balance Sheet, which subsequently acquired properties and assets (other than inventory) are disclosed in Section 3.10 of the Disclosure Schedule (other than immaterial properties and assets acquired in the ordinary course of business), except in each case for (x) liens for taxes which are not material in amount and which are not yet due and payable or which are being contested in good faith with the appropriate taxing authorities, and (y) statutory, common law, builder, mechanic, warehouseman, materialmen, contractor, workmen, repairmen, carrier or other liens which do not interfere with the use by Company of the assets relating to the business of Company (collectively, “Permitted Liens”).  Except as set forth in Section 3.10 of the Disclosure Schedule, all such properties and assets are free and clear of all title defects or objections, Liens, including, without limitation leases (except as set forth in Section 3.13 of the Disclosure Schedule), chattel mortgages, deed of trusts, conditional sales contracts, collateral security arrangements, environmental liens, including environmental land use restrictions, and other title or interest retention arrangements, reservations or limitations of any nature whatsoever or other right of third parities, whether voluntarily incurred or arising by operation of law, including without limitation, any agreement to give any of the foregoing in the future and any contingent sale or other title retention agreement, except in each case (i) with respect to all such properties and assets, liens securing specified liabilities or obligations shown on the Balance Sheet, and (ii) for Permitted Liens.  The rights, properties and other assets presently owned, leased or licensed by Company and described elsewhere in this Agreement include all rights, properties and other assets necessary to permit Company to conduct its business in all material respects in the same manner as its business has been conducted prior to the Closing Date.  All of the properties and assets of Company are maintained and operated in conformity with all applicable laws, ordinances, and regulations relating thereto currently in effect, except where such nonconformity would not have a material adverse effect on the business or operations of Company.  All of the properties and assets of Company set forth in Section 3.10 of the Disclosure Schedule, together with all of the personal property leased by Company set forth in Section 3.13 of the Disclosure Schedule, constitutes all of the personal property necessary for conducting the business of Company as presently conducted.  All personal property owned by Company but in possession of a Person other than Company is as set forth in Section 3.10 of the Disclosure Schedule.  Section 3.10 of the Disclosure Schedule sets forth a list of personal items owned by Shareholder that are not assets or properties of Company.

Section 3.11                                                    Equipment.

Section 3.11 of the Disclosure Schedule sets forth the true, accurate and complete list of the equipment of Company as of the Closing Date and address of each location of such equipment (wherever located).  Except as set forth in Section 3.11 of the Disclosure Schedule, the equipment listed on Section 3.11 of the Disclosure Schedule is in good operating condition and repair and is adequate for the uses to which it is being put and except as set forth on Section 3.11 of the Disclosure Schedule no equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repair which are not material in nature or cost.

Section 3.12                                                    Patents, Trademarks, Trade Names, Etc.

Company owns, or is licensed or otherwise has the right to use, all patents, trademarks, trade names, copyrights, domain names, technology, know-how and process used in or necessary for the conduct of the business as heretofore conducted by it (the “Intellectual Property”).  Section 3.12 of the Disclosure Schedule lists (a) all patents and patent applications and all registrations and applications for registration of trademarks, trade names and copyrights used or proposed to be used by Company, including, with respect to each such trademark, a list of each jurisdiction in which such trademark is registered or in which applications for registration have been filed, any opposition filed and pending, the status of such registrations, oppositions and expiration dates, and a listing of all written licenses and other agreements relating thereto and (b) a listing of all written agreements relating to technology, know-how or processes which Company is licensed or authorized to use by others.  Except as set forth in Section 3.12 of the Disclosure Schedule, Company has the sole and exclusive right to use the Intellectual Property, and the consummation of the transactions contemplated hereby will not alter or impair any such rights.  No claims have been asserted by any person relating to the use of any such Intellectual Property or challenging or questioning the validity or effectiveness of any such license or agreement relating to the use of the Intellectual Property, and Company does not know of any valid basis for an such claim; and to the knowledge of Company and Shareholder, the use of the of any such Intellectual Property or challenging or questioning the validity or effectiveness of any such license or agreement relating to the use of the Intellectual Property, and Company does not know of any valid basis for any such claim; and to the knowledge of Company and Shareholder, the use of the Intellectual Property by Company does not infringe on the rights of any person.  No royalties or fees are payable by Company to any Person by reason of the ownership or use of any of the Intellectual Property.  Company is not currently using and it will not be necessary for Company to use any Intellectual Property of any of its employees, officers or consultants developed, invented or made prior to their employment or retention by Company except for any such Intellectual Property that had been previously assigned to Company.  No present or former employee, officer or consultant of Company owns or has any proprietary interest in any Intellectual Property which Company owns or possesses and is now, or was heretofor, used in the conduct of Company’s business.  The Intellectual Property  is in good standing and no such Intellectual Property has expired and no rights have been lost with respect thereto.

Section 3.13                                                    Leases.

Section 3.13 of the Disclosure Schedule sets forth a true and complete list of all leases and subleases pursuant to which Company leases (as lessor, lessee, sublessor, sublessee, licensor or licensee) real property, and all material leases and subleases pursuant to which Company leases (as lessor, lessee, sublessor, sublessee, licensor or licensee) personal property, copies of which have previously been delivered to Buyer.  Except as set forth in Section 3.13 of the Disclosure Schedule, all such leases are valid, binding, in full force and effect and enforceable in accordance with their respective terms (except to the extent that such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization and other laws affecting the enforcement of creditor’s rights generally and general principals of equity);  all accrued and currently payable rents and other payments required thereunder have been paid; Company enjoys peaceful and undisturbed possession under each lease to which it is a party and there are no existing material defaults by Company and, to the knowledge of Company and Shareholder, no event has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a material default thereunder, and; none of the rights of Company under any such lease will be subject to termination or modification (nor will any Person have the right to accelerate the performance of Company under any lease), and no consent or approval of any third party is required under any lease as a result of the transactions contemplated by this Agreement.

Section 3.14                                                    Taxes.

(a)          Company has timely filed (determined without regard to extensions) all tax reports and returns required to be filed by it (“Tax Returns”).  All such Tax Returns were true, complete and correct in all material respects.  No such tax Returns contain a disclosure statement under former Section 6661 of the Code or current Section 6662 of the Code (or any similar provision of state, local or foreign tax law).

(b)         Company has duly withheld and paid all taxes, levies, duties, tariffs and governmental impositions and other charges of any kind in the nature of taxes (“Taxes”), required to be withheld and paid by it (whether or not shown on any tax return), including but not limited to all required estimated tax payments sufficient to avoid any underpayment penalties, or claimed to be due from it by federal, state, local or foreign taxing authorities (including, without limitation, those due in respect of the properties, income, franchises, licenses, sales or payrolls of any of them and in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party).

(c)          The reserves for Taxes reflected in the Balance Sheet are adequate; there are no tax liens upon any property or assets of Company except liens for current Taxes not yet due or which are being contested in good faith with the appropriate taxing authorities as disclosed in Section 3.14 of the Disclosure Schedule.

(d)         Company is not currently the beneficiary of any extension of time within which to file any Tax Return, nor has Company waived any statute of limitation with respect to any Taxes or agreed to any extension of time with respect to any Taxes assessment or deficiency.

(e)          Company is not subject to, nor has applied for, any private letter ruling of the Internal Revenue Service or comparable rulings of any taxing authority.  Except as set forth on Section 3.14 of the Disclosure Schedule, Company nor any other Person on its behalf has granted to any Person any power of attorney that is currently in force with respect to any Taxes matter.

(f)            Company has not made any changes to its accounting or tax reporting principles, methods or policies.

(g)         Company has not made or rescinded any election relating to Taxes, settled or compromised any action, audit or controversy relating to Taxes, or except as may be required by applicable law, made any change to any of its methods of reporting income or deductions for federal income tax purposes from its filed federal income Tax Return for the period ending December 31, 2008, a copy of which has been provided to Buyer;

(h)         Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in method of accounting for a taxable period ending on or prior to the Closing Date, (B) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax law) executed on or prior to the Closing Date, (C) intercompany transaction or excess loss account described in United States Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or non-U.S. Tax law), (D) installment sale or open transaction made on or prior to the Closing Date, or (E) prepaid amount received on or prior to the Closing Date.

(i)             Company is not a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code (without regard to the exceptions set forth in Sections 280G(b)(4) and 280G(b)(5)(A)(ii) of the Code) as a result of the Contemplated Transactions.  None of the shares of outstanding capital stock of Company is subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code.  No portion of the Final Purchase Price is subject to the Tax withholding provisions of Section 3406 of the Code, or of Subchapter A of Chapter 3 of the Code or of any other provision of Law.

(j)             Company is not a party to or member of any joint venture, partnership, limited liability company or other arrangement or contract which could be treated as a partnership for federal income tax purposes.  Company has never filed a consent pursuant to Section 341(f) of the Code, relating to collapsible corporations and Section 341(f)(2) does not apply to any of Company’s assets.  Company is not a U.S. real property holding company (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii), of the Code.

(k)          Company is not constituted either as a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (A) in the two (2) years prior to the date of this Agreement or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated herein.

(l)             Company has no net operating losses or other tax attributes presently subject to limitation under Sections 382, 383 or 384 of the Code, or the federal consolidated return regulations (other than limitations imposed as a result of the Contemplated Transactions).  Company has not made or agreed to make any adjustment under Section 481(a) of the Code (or any corresponding provision of state, local or foreign Tax Law) by reason of a change in accounting method or otherwise.

(m)       Company does not owns, directly or indirectly, any interests in an entity that has been or would be treated as a “passive foreign investment company” within the meaning of Section 1297 of the Code or as a “controlled foreign corporation” within the meaning of Section 957 of the Code.  Company has never been a “personal holding company” within the meaning of Section 542 of the Code.

(n)         Company is not a party to any tax sharing agreement or similar arrangement (including, but not limited to, an indemnification agreement or arrangement).  Company has never been a member of a group filing a consolidated federal income Tax Return or a combined, consolidated, unitary or other affiliated group Tax Return for state, local or foreign tax purposes (other than a group the common parent of which is Company).  Company has no liability for the Taxes of any Person (other than Company) under Treasury Regulation Section 1.1502-6 (or any corresponding provision of state, local or foreign Tax law), or as a transferee or successor, or by contract, or otherwise.

(o)         Company has not (i) participated or engaged in any transaction, or taken any Tax Return position, described in Treasury Regulation Section 301.6111-2(b)(2) (or any corresponding or similar provision of state, local or non-U.S. Tax law) or (ii) participated or engaged in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. Tax law).

(p)         No claim has ever been made by a Tax Authority in a jurisdiction where Company does not file Tax Returns that Company is or may be subject to taxation in that jurisdiction.  Company does not and has never had a permanent establishment or other taxable presence in any foreign country, as determined pursuant to applicable foreign law and any applicable tax treaty or convention between the United States and such foreign country.

(q)         None of the Tax Returns filed by Company or Taxes paid or payable by Company have been the subject of an audit, action, suit, proceeding, claim, examination, deficiency or assessment by any taxing authority, and no such audit, action, suit, proceeding, claim, examination, deficiency or assessment is currently pending or, to the knowledge of Company and Shareholder, threatened.

(r)            Company has not altered or amended, or sought to alter or amend Company’s “S” Corporation status or taken any action or omitted to take any action which would cause the termination of such status.

Section 3.15                                                    Material Contracts.

(a)                                  Company has provided or made available to Buyer (1) true and complete copies of all material contracts and agreements relating to the business of Company, including but not limited to, (i)  all employment, termination, severance, collective bargaining, retention, change in control, compensation and bonus contracts and plans, and all contracts and plans providing for stock options or stock purchases, stock appreciation rights, pensions, severance payments, deferred or incentive compensation, retirement payments or profit sharing, or other similar employee benefits with any current or (to the extent Company has ongoing obligations under such contracts) former employee, officer, director, shareholder or consultant of Company, (ii) all contracts for the engagement of any consultant or independent contractor which require payments in excess of $25,000 over the next 12 months, (iii) all contracts with customers involving annual payments in excess of $25,000, (iv) all contracts for the future purchase of materials or supplies having a remaining obligation as of the date of this Agreement in excess of $25,000, (v) all notes, bonds, indentures and other instruments and agreements evidencing, creating or otherwise relating to debt obligations of Company and guarantees of obligations of any other Person (other than guarantees by way of endorsement or negotiable instruments in the ordinary course of business); (vi)  all contracts for capital expenditures under which Company as of the date of this Agreement has remaining obligations in excess of $50,000 each; (vii) any contracts containing covenants not to compete (A) binding on Company, (B) restricting other Persons for the benefit of Company or (C) which otherwise restrict competition granted by Company in favor of a third party; (viii) contracts under which Company is obligated to indemnify any Person other than agreements entered into in the ordinary course of business, (ix) contracts to loan money or extend credit to any other Person, (x) contracts involving sharing of profits, losses, business or opportunities with any Person (including, without limitation, joint ventures), (xi) contracts relating to the settlement or compromise of any actions or orders, and (xii) contracts relating to the acquisition, sale, disposition or transfer of any of the assets or stock of Company or any other Person (whether by way of merger or otherwise) other than in the ordinary course of business (collectively, “Material Contracts”) each of which is included on Section 3.15 of the Disclosure Schedule, or (2) with respect to such Material Contracts that have not been reduced to writing, a written description thereof, each of which is listed on Section 3.15 of the Disclosure Schedule.  Neither Company nor Shareholder is, nor has either received any notice or has any knowledge that any other party is, in default in any respect under any such Material Contract; and to the knowledge of Company and Shareholder, there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute a default under any Material Contract.  Each of the Material Contracts is in full force and effect and constitutes a valid and binding obligation of Company, and, to the knowledge of Company and Shareholder, the other party thereto, and each such Material Contract is enforceable in accordance with its terms except to the extent that enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization and other laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

(b)                                 In addition, except as set forth in Section 3.15 of the Disclosure Schedule:

(i)                                     Company has no outstanding contracts with officers, employees, agents, consultants, advisors, salesmen, sales representatives, distributors or dealers that are not cancelable by it on notice of not longer than 30 days without liability, penalty or premium or any agreement or arrangement providing for the payment of any bonus or commission based on sales or earnings;

(ii)                                  Company has no employment agreements, or any other agreements, understandings or commitments that contain any severance liabilities or obligations;

(iii)                               Company has no collective bargaining or union contracts or agreements;

(iv)                              Company is not restricted by agreement from carrying on its business anywhere it is presently conducting business;

(v)                                 Company is not under any liability or obligation with respect to the return of inventory or merchandise in the possession of wholesalers, distributors, retailers or its customers other than in the ordinary course of business consistent with past practice;

(vi)                              Company has not guaranteed the obligations of others in writing or, to the knowledge of Company and Shareholder, orally; and

(vii)                           Company has no power of attorney outstanding or any obligations or liabilities (whether absolute, accrued, contingent or otherwise) evidenced in writing or, to the knowledge of Company and Shareholder, given or incurred orally, as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any person, corporation, partnership, joint venture, association, organization or other entity.

Section 3.16                                                    Customers and Suppliers.

Section 3.16 of the Disclosure Schedule sets forth: (a) a complete and accurate list of the names of the 10 largest customers of Company (on a consolidated basis), in terms of sales during fiscal 2007 and 2008, the 20 largest customers for the 6-month period ended June 30, 2009, showing the approximate total sales by Company to each such customer during such periods; and (b) a complete and accurate list of the 10 largest suppliers of Company (on a consolidated basis) in terms of purchases by Company during fiscal 2007 and 2008 and the 10 largest suppliers for the 6-month period ended June 30, 2009, showing the approximate total purchases by Company from each such supplier during such periods.  Except to the extent set forth in Section 3.16 of the Disclosure Schedule, there has not been any material adverse change in the business relationship of Company with any customer or supplier named in Section 3.16 of the Disclosure Schedule.

Section 3.17                                                    Orders, Commitments and Returns.

(a)                                  Accepted and Unfulfilled Orders.  Section 3.17 of the Disclosure Schedule sets forth the aggregate amounts of all (i) accepted and unfulfilled written and confirmed orders for the sale of merchandise entered into by Company as of the date hereof, and (ii) unwritten or unconfirmed orders for sale of merchandise in an aggregate amount greater than $75,000.

(b)                                 Open Purchase Orders.  Section 3.17 of the Disclosure Schedule sets forth the aggregate amount to be paid by Company pursuant to all contracts or commitments for the purchase of supplies involving (in each case) payments in excess of $25,000 by it as of the date hereof, all of which orders, contracts and commitments have been made in the ordinary course of business.

(c)                                  Returns.  Section 3.17 of the Disclosure Schedule sets forth as of the date hereof, each known claim against Company to return merchandise in excess of $5,000 by reason of alleged over-shipments, defective merchandise or otherwise, or of merchandise in the hands of customers under an understanding that such merchandise would be returnable or would give rise to a discount on future purchases or other allowance of any type.

Section 3.18                                                    Agreements in Full Force and Effect.

Except as set forth in Section 3.18 of the Disclosure Schedule, all contracts, agreements, plans, leases, policies and licenses referred to in Section 3.18 of the Disclosure Schedule are valid and in full force and effect.  True and complete copies thereof, with all amendments and supplements thereto, have been heretofore delivered by Company to Buyer.

Section 3.19                                                    Insurance.

Section 3.19 of the Disclosure Schedule contains an accurate and complete list of all policies and binders of fire, liability, workmen’s compensation, products liability and all other forms of insurance maintained by Company (except for insurance maintained by employees, which is set forth in Section 3.21 of the Disclosed Schedule), and other forms of insurance owned or held by Company.  All such policies are in full force and effect, all premiums due and payable with respect thereto covering all periods up to and including the Closing Date have been or will be paid.  Company has provided Buyer true, correct and complete information regarding each such policy’s premium, limits, deductibles/retentions and expiration date.  All such insurance policies are in full force and effect, and Company is not in default with respect to its obligations under any such insurance policy so as to cause a loss of coverage.  Company has not received written notice of cancellation or termination in respect of any such policy and neither

Company nor Shareholder have knowledge of any basis for such cancellation, termination or loss of coverage.  Such policies are sufficient for compliance with all requirements of law and of all agreements to which Company is a party; are valid, outstanding and enforceable; and will remain in full force and effect until the Closing.  Section 3.19 of the Disclosure Schedule identifies all risks which Company has designated as being self insured.  Section 3.19 of the Disclosure Schedule identifies those pending (or, to the knowledge of Company and Shareholder, threatened) claims as to which the insurance carrier has denied coverage or has advised Company or has been refused any insurance with respect to its assets or operations, nor has its coverage been limited, by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance during the last three years.  In the last five years, there have been no time periods in which Company lacked its customary coverage under the insurance policies of Company as in effect from time to time during their existence.  No reservation of rights letters have been issued to Company by any of its carriers.  There are no pending or, to the knowledge of Company and Shareholder, potential premium audits or adjustments relating to the casualty insurance policies that currently cover Company that are not reserved on the Balance Sheet.

Section 3.20                                                    Employment Law Matters.

Except to the extent set forth in Section 3.20 of the Disclosure Schedule, (i) Company and, to Company and Shareholder’s knowledge, its subcontractors are in compliance in all material respects with (A) all applicable laws respecting employment and employment practices, terms and conditions of employment and wages (including the documentation of the citizenship of Company’s employees and overtime wages) and hours, collective bargaining, discrimination, civil rights, occupational safety and health, workers’ compensation and the collection and payment of withholding and/or social security taxes and other taxes, and (B) all child and other labor laws and regulations of the United States and other countries in which Company’s products are manufactured or assembled; (ii) to the knowledge of Company and Shareholder, Company is not engaged in any unfair labor practice; (iii) to the knowledge of Company and Shareholder, no labor organization or group of employees of Company have made a pending demand for recognition, and, within the preceding past six years, there have been no representation or certification proceedings or petitions seeking a representation proceeding, pending, or, to the knowledge of Company and Shareholder, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or governmental body; (iv) there is no and has never been any labor strike, slowdown, work stoppage, walkout, other job action, arbitration, grievance, unfair labor practice charge or complaint, or other labor dispute actually pending or, to the knowledge of Company and Shareholder, threatened against or involving Company, and there are no facts or circumstances which could form the basis for any of the foregoing; (v) to the knowledge of Company and Shareholder, no representation question exists respecting the employees of Company; (vi) no grievance which would have a material adverse effect on Company or the conduct of its business nor any arbitration proceeding arising out of or under collective bargaining agreements is pending and, to the knowledge of Company and Shareholder, no such grievance or arbitration proceeding is threatened; (vii) there is no collective bargaining agreements binding on Company or that pertain to its employees; (viii) to the knowledge of Company and Shareholder, there are no pending or threatened investigations of or relating to Company by any governmental body responsible for the enforcement of labor or employment laws; and (ix) Company has not experienced any work stoppage or other labor strike or, to the knowledge of Company and Shareholder, attempts to organize employees of Company by organized labor in the past four years.  There are no claims or actions against Company pending or, to the knowledge of Company and Shareholder, threatened to be brought or filed with any governmental body or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment or services by Company of any individual, including but not limited to civil rights laws, Title VII of the 1964 Civil Rights Act, the New York Fair Employment and Housing Act, Americans with Disabilities Act, Age Discrimination in Employment Act (as amended by the Older Workers Benefit Protection Act), Pregnancy Discrimination Act, Equal Pay Act, Fair Labor Standards Act, New York Labor or Government Code, and Family and Medical Leave Act, and, to the knowledge of Company and Shareholder, there are no facts or circumstances which could form the basis for any of the foregoing.  Notwithstanding the definition of knowledge set forth in ARTICLE 1, for purposes of this Section 3.20 only, knowledge with respect to matters relating to Company’s subcontractors shall mean the actual knowledge of Shareholder and Company, without any investigation obligation required thereof.

Section 3.21                                                    Employee Benefit Plans.

(a)                                  Disclosure:  Delivery of Copies of Relevant Documents and Other Information.  Section 3.21 of the Disclosure Schedule contains a complete list of Company’s Employee Plans.  True and complete copies of each of the following documents have been previously delivered by Company to Buyer:  (i) each Welfare Plan, Pension Plan and Multiemployer Plan (and, if applicable, related trust agreements), and all amendments thereto, the most recent summary plan description thereof (if required by ERISA) and all annuity contracts or other funding instruments, (ii) each Benefit Arrangement, including written interpretations thereof and written descriptions thereof which have been distributed to Company’s employees (including descriptions of the number and level of employees covered thereby) and a complete description of any Benefit Arrangement which is not in writing, (iii) the most recent determination or opinion letter issued by the Internal Revenue Service with respect to each Pension Plan and each Welfare Plan (other than a “multiemployer plan,” as defined in Section 3(37) of ERISA), (iv) for the three most recent plan years, Annual Reports on Form 5500 required to be filed with any governmental agency for each Pension Plan and (v) a description setting forth the amount of any liability of Company as of the Closing Date for payments more than 30 calendar days past due with respect to each Welfare Plan.

(b)                                 Representations.  Except as set forth in Section 3.21 of the Disclosure Schedule, Company represents and warrants as follows:

(i)                                     Pension Plans.

(A)                              Neither Company nor any ERISA Affiliate maintains or contributes to or has maintained or contributed to a Pension Plan which is subject to the minimum funding requirements of Section 412 of the Code or Part 3 of Title I of ERISA.  Neither Company nor any ERISA Affiliate has any liability for any unpaid contributions due with respect to any Pension Plan.

(B)                                Each Pension Plan and each related trust agreement, annuity contract or other funding instrument which covers or has covered employees or former employees of Company (with respect to their relationship with such entities) has been determined by the Internal Revenue Service to be qualified and tax-exempt under the provisions of Section 401(a) (or 403(a), as appropriate) and 501(a) of the Code and Company is not aware of any circumstances that could reasonably be expected to result in revocation of such determination.

(C)                                No Pension Plan, related trust agreement, annuity contract or other funding instrument which covers or has covered employees or former employees of Company (with respect to their relationship with such entities), has been maintained, both as to form and in operation in such a manner that could reasonably be expected to cause Company to incur any liability under any statute, order, rule and regulation which is applicable to such plans, including without limitation, ERISA, and the Code.

(D)                               Neither Company nor any ERISA Affiliate maintains or contributes to or has maintained or contributed to a Pension Plan subject to Title IV of ERISA.

(E)                                 Any terminated Pension Plan received a favorable determination letter from the Internal Revenue Service with respect to its termination.

(ii)                                  Multiemployer Plans.  Neither Company nor any ERISA Affiliate contributes to, or within the past four years has been obligated to contribute to, a Multiemployer Plan.

(iii)                               Welfare Plans.

(A)                              None of Company’s Welfare Plans has any present or future obligation to make any payment to, or with respect to any present or former employee of Company, or such employee’s, dependents or spouse, pursuant to, any retiree medical benefit plan, or other retiree Welfare Plan.

(B)                                No Welfare Plan which is a “group health plan,” as defined in Section 607(1) of ERISA, has been operated in such a manner that could reasonably be expected to cause Company to incur any liability under any statute, order, rule or regulation which is applicable to such plans, including, without limitation, ERISA and the Code.

(iv)                              Litigation.  There is no action, order, writ, injunction, judgment or decree or claim, suit, litigation, proceeding, arbitral action, governmental audit or investigation relating to or seeking benefits (other than a routine claim for benefits pursuant to the terms of the plan) under any Employee Plan that is pending or, to Company’s or Shareholder’s knowledge, threatened or anticipated against Company, any ERISA Affiliate or any Employee Plan.

(v)                                 No Amendments.  Neither Company nor any ERISA Affiliate has announced any plan or legal binding commitment to create any additional Employee Plans which are intended to cover employees or former employees of Company (with respect to their relationship with such entities) or to amend or modify any existing Employee Plan.

(vi)                              Insurance Contracts.  Neither Company nor any Pension Plan (other than a Multiemployer Plan) holds as an asset of any Pension Plan any interest in any annuity contract, guaranteed investment contract or any other investment or insurance contract issued by an insurance company that is the subject of bankruptcy, conservatorship or rehabilitation proceedings.

(vii)                           No Acceleration or Creation of Rights.  Except as set forth in Section 3.21 of the Disclosure Schedule, neither the execution and delivery of this Agreement or other related agreements by Company nor the consummation of the transactions contemplated hereby or the related transactions will results in (i) the acceleration or creation of any rights or any person to benefit under any Employee Plan (including, without limitation, the acceleration of the vesting or exercisability of any stock options, the acceleration of the besting of any restricted stock (or the acceleration or creation of any rights under any severance, parachute or change in control agreement) or (ii) require Company to make a larger contribution to, or pay greater benefits or provide other rights under, any Employee Plan than it otherwise would, whether or not some other subsequent action or event would be required to cause such payment or provision to be triggered or (iii) create or give use to any additional vested rights or service credits under any Employee Plan whether or not some other subsequent action or event would be required to cause such creation or acceleration to be triggered.

Section 3.22                                                    Litigation; Claims.

There is no order, writ, injunction, judgment or decree outstanding, or any claim, action, suit, litigation, labor dispute, arbitrational action, inquiry, proceeding or investigation by or before any court or governmental or other regulatory or administrative agency or commission pending, or to the knowledge of Company and Shareholder, threatened, against or involving Company, or which questions or challenges the validity of this Agreement or any action taken or to be taken by Shareholder pursuant to this Agreement or in connection with the transactions contemplated hereby.  Neither Company nor Shareholder have knowledge of any valid basis for any claim, action, suit, inquiry or investigation against Company by any third party or any governmental or other regulatory or administrative agency or commission.  Company is not in default under or in violation of, nor has Company received any notice for any claim or default under or violation of, any contract or commitment to which it is a party or by which it is bound.  Company is not subject to any judgment, order or decree entered in any lawsuit or proceeding which would have a material adverse effect on its business practices or on its ability to conduct its business in the manner as it is conducted as of the Closing Date or in any other manner.  Section 3.22 of the Disclosure Schedule identifies all actions or orders which were at any time during the past five years settled by Company and the remaining liability, if any, under such related settlement agreements.

Section 3.23                                                    No Condemnation or Expropriation.

Neither Company nor Shareholder has received written or verbal notice that either the whole or any portion of the leaseholds or any other real property of Company is subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor has Company or Shareholder received written or verbal notice that any such condemnation, expropriation or taking been proposed.

Section 3.24                                                    Permits, Consents and Approvals of Governmental Authorities.

Company has all permits, licenses, franchises, approvals, registrations, authorizations, consents or orders of, or filings (collectively the “Permits”) with any governmental authority, whether foreign, federal, state or local, that are required and necessary to conduct its business in substantially the manner in which it is currently being conducted, except where the failure to have any such Permits would not individually or in the aggregate be reasonably expected to (i) have a material adverse effect on the ability of Company to conduct its business in the normal course or (ii) subject Company to any material cost or expense.  All such Permits are valid and in full force and effect.  No consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority is required in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby by Company and Shareholder.

Section 3.25                                                    Third Party Consents.

Section 3.25 of the Disclosure Schedule sets forth and identities, including the name of the party and the address, all consents, assignments, releases, waivers and approvals required of any third person or entity necessary to consummate the transactions contemplated hereby by Company and Shareholder.

Section 3.26                                                    Compliance with Law.

(a)                                  The business of Company is, and has been, conducted in accordance with and in compliance with, or in conformity with, all applicable laws, statutes, rules, orders, ordinances, judgments, decrees, or regulations and other requirements of all national governmental authorities, and all of states, municipalities and other political subdivisions, courts, departments, authorities, and agencies thereof, having jurisdiction over Company, except where any violations would not individually or in the aggregate be reasonably expected to (i) have material adverse effect on the ability of Company to conduct its business in the ordinary course or (ii) to the knowledge of Company and Shareholder, subject Company to any material cost or expense.  Company has not received notice to the effect that it is not in compliance with such laws, statutes, rules, ordinances, judgments, decrees, regulations or other requirements.

(b)                                 Except to the extent set forth in Section 3.20 of the Disclosure Schedule, all of Company’s products have been and continue to be manufactured, offered for sale, sold, labeled, packaged and distributed, and advertised, marketed, promoted, publicized and otherwise exploited in accordance with all applicable customs requirements and country-of-origin regulations and all applicable laws and regulations relating to health and safety, including but not limited to California Proposition 65, and those laws and regulations relating to the disclosure of information to consumers, such as truth-in-advertising and materials content labeling laws and regulations.

Section 3.27                                                    Compliance with Environmental Laws.

Neither Company nor any of its Facilities or operations is subject to or the subject of any proceeding, order, settlement or other contract arising under and Environmental Laws, nor has Company received written notice that any investigation has been commenced, nor, to Company’s or Shareholder’s knowledge, is any proceeding threatened against Shareholder or Company under any Environmental Laws.

Section 3.28                                                    No Other Agreements.

Company has no commitment or legal obligation, absolute or contingent, to any other person or firm to sell or effect a sale of all or substantially all of the assets of Company, to sell or effect a sale of any equity interests of Company, to effect any merger, consolidation or the reorganization of Company, or to enter into any agreement or cause the entering into of an agreement with respect thereto.

Section 3.29                                                    Brokers and Finders.

Except as set forth in Section 3.29 of the Disclosure Schedule, neither Company nor any officers, director, shareholder or employees of Company has employed any broker or finder or incurred any Broker’s Obligation.  Any such fees or commissions disclosed in Section 3.29 of the Disclosure Schedule shall be the sole responsibility of Shareholder.

Section 3.30                                                    Personnel.

Section 3.30 of the Disclosure Schedule sets forth a true and complete list, as of the date of this Agreement, of:

(a)                                  the names, title(s) and current salaries of all directors and elected and appointed officers of Company;

(b)                                 the salaries of all salaried employees of Company by classification, and (i) the date of the last increase in compensation through the date hereof, (ii) the date of hire, (iii) their current title, (iv) their current rate of compensation, and (v) leave time benefits accrued.

Section 3.31                                                    Powers of Attorney.

Other than as set forth on Section 3.31 of the Disclosure Schedule hereto, Company has not granted a power of attorney to any Person to act or execute documents on behalf of Company.

Section 3.32                                                    Bank Accounts.

Section 3.32 of the Disclosure Schedule sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which Company maintains safe deposit boxes or accounts of any nature, along with account numbers and descriptions for all such accounts.

Section 3.33                                                    Equity Ownership.

Company does not directly or indirectly (i) own, of record or beneficially, any outstanding equity securities in any Person, or (ii) control any other Person.

Section 3.34                                                    Shareholder Loan.

The amounts set forth in the schedules and exhibits hereto representing the “Shareholder Loan” and the liability set forth in the Company books entitled the “Futterman Loan”, are amounts due and owing to Shareholder directly, and no person other than Shareholder has an interest in the so-called Futterman Loan.

Section 3.35                                                    Disclosure.

Neither this Agreement nor any Schedule, Exhibit, or other document delivered or to be delivered by Company to Buyer in accordance with the terms hereof contain (or will contain) any untrue statement of material fact or omit (or will omit) to state any material fact, necessary in order to make the statements herein or therein not misleading.

Section 3.36                                                    Certain Limitations on Representations and Warranties.

Company has reviewed the representations and warranties of Buyer contained in this ARTICLE 3 and the corresponding schedules furnished by or on behalf of Buyer pursuant to the transactions contemplated hereby and has no knowledge of any breach of any representation, warranty or covenant made by Buyer.

ARTICLE 4.                                                REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER

Shareholder represents and warrants to Buyer as follows:

Section 4.1                                                           Authorization and Due Execution; No Conflicts.

(a)                                  This Agreement has been duly executed and delivered by Shareholder, and constitutes, and each other agreement, document and instrument to be executed and delivered by Shareholder pursuant to this Agreement, when so executed and delivered, will constitute, a legal, valid and binding obligation of Shareholder, enforceable against Shareholder in accordance with its terms except as (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b)                                 Neither the execution and delivery of this Agreement and each other agreement, document or instrument to be executed and delivered by Shareholder pursuant to this Agreement, nor the consummation of the transactions contemplated hereby or thereby by Shareholder, will violate any provisions of or be in conflict with, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or cause the acceleration of the maturity of any debt or obligation pursuant to, or result in the creation or imposition of any security interest, lien or other encumbrance upon the Company Shares under, any agreement or commitment to which Shareholder is a party or by which Shareholder is bound, or violate any applicable statute or law or any judgment, decree, order, regulation or rule of any court or governmental authority applicable to Shareholder or the Company Shares.

Section 4.2                                                           Ownership of Stock.

(a)                                  Shareholder is the sole beneficial and record owner of the Company Shares free and clear of any Liens.  Subject to the terms and conditions of this Agreement, Shareholder is selling, assigning, transferring and delivering to Buyer hereunder all of its right, title and interest in and to such Company Shares, free and clear of any Liens.

(b)                                 Shareholder is not a party or bound by any voting trust agreements, proxies or other contracts or arrangements restricting or relating to the Company Shares and Shareholder is not a party to any option, warrant, purchase right or other commitment which could require Shareholder to sell, transfer or otherwise dispose of any Company Shares other than this Agreement.

(c)                                  There is no order, writ, injunction, judgment or decree outstanding, or any claim, action, suit litigation, labor dispute, arbitrational action, inquiry, proceeding or investigation by or before any court or governmental or other regulatory or administrative agency or commission pending, or to the knowledge of Company and Shareholder, threatened, against or involving the Company Shares, or which questions or challenges any action taken or to be taken by Shareholder pursuant to this Agreement or in connection with the transactions contemplated hereby.

Section 4.3                                                           Eye Bar, Ltd.

Shareholder has and had no interest, involvement or affiliation with the now-inactive New York business corporation called “Eye Bar, Ltd.” incorporated on March 26, 1999 and dissolved by proclamation/annulment of authority on June 30, 2004.

Section 4.4                                                           Certain Limitations on Representations and Warranties.

Shareholder has reviewed the representations and warranties of Buyer contained in this Agreement and the corresponding schedules furnished by or on behalf of Buyer pursuant to the transactions contemplated hereby and has no knowledge any breach of any representation, warranty or covenant made by Buyer.

ARTICLE 5.                                                     REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Shareholder as follows:

Section 5.1                                                           Corporate Organization; Etc.

Buyer is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and has full corporate power and authority to carry on its business as it is now being conducted and to own the properties and assets it now owns; is duly qualified or licensed to do business as a foreign corporation in good standing in the jurisdictions in which such qualification is required except jurisdictions in which failure to qualify to do business will have no material adverse effect on the business, prospects, operations, properties, assets or condition (financial or otherwise).

Section 5.2                                                           Authorization; Etc.

Buyer has full corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereby.  The Board of Directors of Buyer has taken all action required by law, its certificate of incorporation and by-laws or otherwise to be taken by them to authorize the execution, delivery and performance of this Agreement and each other agreement, document and instrument to be executed and delivered by Buyer pursuant hereto and the consummation of the transactions contemplated hereby and thereby, and this Agreement has been duly executed and delivered by Buyer and this Agreement and each agreement, document and instrument to be executed and delivered by Buyer pursuant to this Agreement constitutes, or when executed and delivered, will constitute, a valid and binding agreement of Buyer enforceable against Buyer in accordance with its terms except as (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 5.3                                                           No Conflicts.

Neither the execution and delivery of this Agreement and each other agreement, document or instrument contemplated by this Agreement, nor the consummation of the transactions contemplated hereby or thereby, will violate any provision of the respective certificate of incorporation, by-laws or other organizational documents of Buyer or, to the knowledge of Buyer, be in conflict with, or constitute a default (or an event which, with notice of lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or cause the acceleration of the maturity of any debt or obligation pursuant to, or result in the creation of imposition of any security interest, lien or other encumbrance upon any property or assets of Buyer under, any agreement or commitment to which Buyer is a party or by which Buyer is bound, or violate any applicable statute or law or any judgment, decree, order, regulation or rule of any court or governmental authority applicable to Buyer.

Section 5.4                                                           Disclosure.

Neither this Agreement nor any Schedule, Exhibits or certificate or other document delivered or to be delivered by Buyer to Company or Shareholder in accordance with the terms hereof, contains (or will contain) any untrue statement of a material fact, or omits (or will omit) any statement of a material fact, necessary in order to make the statements contained herein or therein not misleading.

Section 5.5                                                           Financial Capability.

Buyer has all funds necessary to pay the Purchase Price.  Buyer will have the financial capacity to perform all of its obligations under this Agreement.

Section 5.6                                                           Certain Limitations on Representations and Warranties.

Buyer has reviewed the representations and warranties of Company and Shareholder contained in this Agreement and the corresponding schedules furnished by or on behalf of Company and Shareholder pursuant to the transactions contemplated hereby and has no actual knowledge of any breach of any representation, warranty or covenant made by Company and Shareholder.  For purposes of this Section 5.6 only, knowledge shall mean actual knowledge of the CFO of Buyer without any investigation obligation required thereof.

ARTICLE 6.                                                     CONDITIONS TO SHAREHOLDER’S AND COMPANY’S OBLIGATIONS

Each and every obligation of Shareholder and Company to consummate the transactions contemplated by this Agreement shall be subject to satisfaction, on or before Closing, of each of the following conditions, unless waived in writing by Company and Shareholder:

Section 6.1                                                           Representations and Warranties True.

The representations and warranties of Buyer contained in ARTICLE 5 hereof shall be in all material respects true and accurate as of the date hereof and as of the Closing Date, as though made at and as of the Closing Date, except for changes expressly permitted or contemplated by the terms of this Agreement.

Section 6.2                                                           Performance.

Buyer shall have performed and complied in all material respects with all agreements, obligations, conditions and covenants required by this Agreement to be performed or complied respectively with by Buyer on or prior to the Closing.

Section 6.3                                                           No Injunction or Restraint.

No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other governmental entity preventing the Closing shall be in effect; provided, however, that the party invoking this condition shall have used its reasonable best efforts to prevent the entry of any such temporary restraining order, injunction or other order against it and to appeal as promptly as possible any injunction or other order that may be entered against it.

Section 6.4                                                           Payment of the Purchase Price; Holdback.

At the Closing, Buyer shall deliver an aggregate amount equal to the Purchase Price less the amount of the Holdback Funds, as follows:

(a)                                  to pay off JPMorgan Chase bank loan, in accordance with the JPMorgan Chase payoff letter delivered by Company;

(b)                                 to pay off Sterling National bank loan, in accordance with the Sterling National payoff letter delivered by Company;

(c)                                  to payoff the Shareholder loan, including the so-called Futterman Loan, in the amount(s) set forth on the Closing Balance Sheet; and

(d)                                 the balance to Shareholder by wire transfer.

The balance of the Holdback Funds, if any, less the aggregate amount of unresolved claims for indemnification properly noticed pursuant to Section 9.1 by Buyer on or prior to the Holdback Termination Date, shall be paid to Shareholder by wire or check, at Shareholder’s election, on the Holdback Termination Date.  Within five Business Days of the final adjudication or resolution of an outstanding claim properly noticed pursuant to Section 9.1 by Buyer on or prior to the Holdback Termination Date, Buyer shall disburse to Shareholder the balance, if any, of the Holdback Funds reserved for such claim.

Shareholder acknowledges that any and all costs, fees and expenses incurred by Company or Shareholder in connection with the negotiation and performance of the transactions contemplated hereby including, without limitation, Brokers Obligations and expenses of legal counsel and accounting advisors, shall be borne exclusively by the Shareholder and shall not be paid for or charged to the Company.

ARTICLE 7.                                                     CONDITIONS AND OBLIGATIONS OF BUYER

Each and every obligation of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Closing, of each of the following conditions, unless waived in writing by Buyer, as the case may be:

Section 7.1                                                           Representations and Warranties True.

The representations and warranties contained in ARTICLE 3 and ARTICLE 4 hereof shall be in all material respects true, complete and accurate as of the date hereof and as of the Closing Date, as though made at and as of the Closing Date.

Section 7.2                                                           Performance.

Company and Shareholder shall have performed and complied in all material respects with all agreements, obligations, conditions and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing.

Section 7.3                                                           No Injunction or Restraint.

No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other governmental entity preventing the consummation of the transactions contemplated by this Agreement shall be in effect; provided, however, that the party invoking this condition shall have used its reasonable best efforts to prevent the entry of any such temporary restraining order, injunction or other order against it and to appeal as promptly as possible any injunction or other order that may be entered against it.

Section 7.4                                                           Delivery of Stock and Closing Deliverables.

At or prior to the Closing, Shareholder shall have delivered to Buyer the certificates representing the Company Shares (or affidavits of lost certificate in the form and substance reasonably acceptable to Buyer), and any and all instruments, certificates or other documents pursuant to Section 2.4.

Section 7.5                                                           Certain Resignations.

Buyer shall have received documents reasonably satisfactory to Buyer terminating evidencing resignations of all executive officers and directors of Company

Section 7.6                                                           Required Consents.

Company shall have obtained any necessary or appropriate consents to the transactions contemplated hereby of any third party which consent is required in connection with the transactions contemplated by this Agreement.

Section 7.7                                                           Financial Statements.

Buyer shall have received Company’s management prepared financial statements for the period ended October 26, 2009 which financial statements shall be satisfactory in form and substance to Buyer.

ARTICLE 8.                                                COVENANTS

Section 8.1                                                           Noncompete; Nonsolicitation.

(a)          In partial consideration of the purchase of the Company Shares by the Buyer, during the Non-Compete Period (as hereinafter defined), Shareholder shall not, directly or indirectly, engage in, participate in, invest in, acquire, manage, operate or control, either alone or jointly, a Restricted Business anywhere in the Restricted Area, whether as an individual, shareholder, officer, director, proprietor, employee, partner, member, manager, investor, creditor, consultant, advisor, sales representative, agent or other participant.  During the Non-Compete Period the Shareholder shall not, directly or indirectly: (i) hire, offer to hire, solicit or in any other manner persuade, or attempt to do any of the foregoing (“Solicit”), any person who is an officer, agent, consultant or employee of Buyer or its affiliates to accept employment or a consulting relationship with a party other than Buyer or its affiliates, or Solicit any Person who is, or was, at any time within twelve (12) months prior to the date of solicitation, an officer, employee, agent or consultant of Buyer or its affiliates to accept employment or a consulting relationship with a party other than Buyer or its affiliates engaged in a Restricted Business or to engage in any of the activities hereby prohibited under this Section 8.1; or (ii) Solicit (A) any Person that was a customer of Buyer or its affiliates at anytime within two (2) years prior to the Closing Date or any actual or prospective customer of Buyer or its affiliates to become a customer of any party other than Buyer or its affiliates engaged in a Restricted Business or (B) any customer, supplier, licensee, licensor, consultant or other business relation to cease doing or reduce its business with Buyer or its affiliates.

(b)         Shareholder acknowledges that she has carried on the Restricted Business in the Restricted Area and that Buyer or its affiliates carry on a like business to the Restricted Business in the Restricted Area.  Shareholder agrees that (i) the restrictive covenants contained herein are reasonable under the circumstances, (ii) the consideration therefor is adequate and sufficient, and (iii) Buyer is purchasing all of the goodwill of Company’s business indirectly by virtue of purchasing all of the Company Shares, the goodwill of Company’s business is part and parcel of the transaction contemplated by this Agreement; and the parties hereto value and consider the goodwill of Company’s business as a valuable asset and as a component of the Purchase Price.  In the event any provision of this Section 8.1 or portion thereof shall be held to be illegal or unenforceable, the remainder of this Section 8.1 or such provision shall remain in full force and effect.  If any one or more of the provisions contained in this Section 8.1 shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, such provision shall be construed by limiting or reducing it so as to be enforceable to the maximum extent permitted by law.

(c)          If the final judgment of a court of competent jurisdiction declares that any term, portion, sentence, phrase, word or provision of this Section 8.1 is invalid or unenforceable, the parties hereto agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this provision shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

(d)         For purposes of this Agreement, the “Non-Compete Period” shall mean:

(i) three (3) years following the termination of Shareholder’s employment with Company if (A) Company terminates Shareholder’s employment for Cause (as defined in the Employment Agreement), or (B) Shareholder terminates her employment with Company prior to the expiration of the Employment Period (as defined in the Employment Agreement) without Good Reason (as defined in the Employment Agreement);

(ii) one (1) year following the termination of Shareholder’s employment with Company if (A) Company terminates Shareholder’s employment without Cause at any time, or (B) if Shareholder terminates her employment with Company prior to the termination of the Employment Period with Good Reason, or (C) if Shareholder terminates her employment with Company at any time following the expiration of the Employment Period for any reason.

Notwithstanding the foregoing, Company may, in Company’s sole discretion, elect to extend the Non-Compete Period set forth in sub-clause (ii) above for up to one (1) additional year by (A) delivering notice of Company’s intention to make such election prior to the expiration of the Non-Compete Period set forth in sub-clause (ii) above, and (B) paying to Shareholder on a monthly basis her monthly base salary which was in effect at the time of her separation from Company for each month Company makes such extension election.

Section 8.2                                                           Confidentiality.

From and after the date of this Agreement, Shareholder shall, and, from the date of this Agreement until the Closing, shall cause Company and its respective officers, directors, employees and advisors (collectively, the “Recipients”) to, keep confidential any information relating to Company or Buyer, and shall not disclose any of same to any Person or use any such information for personal advantage or to the detriment of Company or Buyer, except for any such information that (i) is available to the public on the Closing Date, (ii) thereafter becomes available to the public other than as a result of actions taken or a disclosure made by Shareholder or any of the Recipients, (iii) is or becomes available to Shareholder or any of the Recipients on a non-confidential basis from a source that is not prohibited from disclosing such information to the Shareholder or such Recipient or (iv) is independently developed by any of the Recipients without use of any confidential information of Company or Buyer; provided, that nothing contained in this Section 8.2 shall prohibit Shareholder or any Recipient from disclosing any information should Shareholder or any Recipient be required by applicable law to disclose any such information (provided, that in any such case Shareholder or any Recipient shall inform Buyer in writing of such request or obligation as soon as possible after Shareholder or such Recipient is informed of it and, if possible, before any information is disclosed, so that a protective order or other appropriate remedy may be obtained by Buyer).  If Shareholder or any Recipient is obligated to make such disclosure, it shall only make such disclosure to the extent to which it is so obligated, but not further or otherwise.

Section 8.3                                                           Operating of Business.

Company and Shareholder will carry on Company’s business and activities diligently, in the ordinary course and in substantially the same manner as it previously has been carried out, including without limitation, collection of accounts receivable, payment of accounts payable, advertising, marketing, maintenance, repair and replacement of any of the Assets, compliance with local, state and federal licensing requirements, number of employees, services provided, pricing, maintaining appropriate inventory and supplies, and any other matter related to the day-to-day operation of Company’s business.  Company and Shareholder will use their best efforts to preserve and maintain the Business, to keep its present employees and to preserve Company’s present relationships with suppliers, customers, manufacturers, vendors, independent contractors, and others having business relationships with Company.  Company will not take, or agree to take, any action or fail to take any action which may result in any representation or warranty being untrue, incorrect or misleading at any time from the date of this Agreement to the Closing.  Without limiting the generality of the foregoing or any other provision of this Agreement, Company and Shareholder shall not without the prior written consent of Buyer (i) enter into any transaction other than in the ordinary course of business or any transaction which is not at arms-length with unaffiliated persons or entities; (ii) terminate, lay off or materially reduce the hours of any employee; (iii) increase the compensation or the formulas for bonus compensation payable to Company’s employees or executives; or (iv) make any distributions or dividends to the Shareholders.  Company and its officers, directors, employees and agents will not and will not cause or permit any of the respective affiliates directly or indirectly to (a) solicit, initiate, or encourage the submission of any proposal or offer from any person or entity relating to the acquisition of any interest in Company or other securities, or any portion of Company’s business or assets or (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, accept or entertain offers from, or facilitate in any other manner any effort or attempt by any person or entity to do or seek any of the foregoing.

Section 8.4                                                           Publicity.

Company and Shareholder shall not issue any press release, publicity statement or other public notice relating to this Agreement, or the transactions contemplated by this Agreement, without obtaining the prior consent of Buyer.  Company and Shareholder acknowledge that after the date of this Agreement and after the Closing, Buyer may issue press releases and otherwise disclose information to the public or the media as it deems necessary or desirable or as otherwise required by applicable law or the rules and regulations of the NASDAQ Global Market.

Section 8.5                                                           Shareholder’s Name.

Shareholder acknowledges that her name and variations thereof are: (i) unique and valuable assets owned by Company; (ii) are incorporated in the Intellectual Property of Company, including without limitation the “CORINNE MCCORMACK” and “CORINNE MCCORMACK NEW YORK” registered trademarks and (iii)  are indistinguishable from the goodwill of Company.  Without limiting any other provision of this Agreement, Shareholder covenants and agrees that from and after the Closing, she shall have no right whatsoever to use her name, or any variation thereof, as a trade name or trade mark in any Restricted Business.

Section 8.6                                                           Stub-Year Tax Return.

Buyer shall prepare the “stub year” tax returns for Company for the period beginning January 1, 2009 through the Closing Date.  Buyer shall provide Shareholder an opportunity to review such tax returns prior to Buyer filing same.  Shareholder shall include any income, gain, loss, deduction or other tax items for such period on Shareholder’s tax return in a manner consistent with the Schedule K-1s furnished to the Shareholder for such periods.  The Shareholder shall pay all applicable taxes with respect to such periods.

Section 8.7                                                           Tax Good Standing Certificates.

Shareholder or her agents shall provide Company certificates of good standing of Company issued by the New York Secretary of State, the New York Department of Taxation and

Finance and the secretary of state and tax authority of any other state or commonwealth in which Company is qualified to conduct business no later than 60 days after the Closing.

ARTICLE 9.                                                     SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

Section 9.1                                                           Survival of Representations and Warranties.

The representations, warranties, covenants and agreements of Company, Shareholder and Buyer contained herein shall survive the consummation of the transactions contemplated hereby and the Closing Date and shall survive until the expiration of the applicable statute of limitations or unless otherwise terminated in accordance with the terms of this Agreement.  Notwithstanding the foregoing, to the extent that a particular representation or warranty is subject to an eighteen (18) month claim period pursuant to the paragraph set forth below, then such representation or warranty shall survive for eighteen (18) months from the Closing Date.

No party shall have any liability (for indemnification or otherwise) for a breach or the inaccuracy of any representation or warranty unless such party is given written notice asserting a claim with respect thereto and specifying the factual basis of the claim and extent of the damages in reasonable detail, to the extent then known or available (a “Claim Notice”), on or before the date that is eighteen (18) months from the Closing Date.  Notwithstanding the foregoing, (i) the termination of the representations and warranties provided herein shall not affect the rights of a party in respect of any claim made by such party in a Claim Notice (as hereinafter defined) received by the indemnifying party prior to the expiration of the applicable survival period provided herein, (ii) there shall be no time limit for any claim by Buyer for a breach of a representation or warranty set forth in Sections 3.1, 3.2, 3.26(b), 3.34, 4.1, 4.2, 4.3, 5.1 and 5.2; (iii) there shall be no time limit for any claim by any party for damages arising out of fraud or intentional misrepresentations (“Fraud Claims”), (iv) the time limit for any claim by Buyer for a breach of a representation or warranty set forth in Section 3.14 shall be the applicable statute of limitations for such a claim plus thirty (30) days, after taking into account all extensions.  Other than as set forth in the preceding sentence, the time limit for any claim by either Buyer or Shareholder for a breach of any covenants under this Agreement to be performed by Shareholder or Buyer, respectively, after the Closing shall be the time period, if any, specified therein, or, if none is specified, shall be indefinite.

Section 9.2                                                           Indemnification.

Buyer, Company and Shareholder agree as follows:

(a)                                  The covenants, representations, warranties and agreements of Company and Shareholder contained in this Agreement shall be joint and several and shall survive the Closing and the consummation of the transactions contemplated herein as set forth in Section 9.1.  Company and Shareholder shall indemnify and defend Buyer, its officers, directors, employees, representatives and stockholders, (collectively, the “Buyer Affiliates”) against, and hold them harmless from, any and all liabilities in respect of suits, proceedings, demands, judgments, damage, expenses and costs (including, without limitation, reasonable attorney’s fees) (“Loss” or “Losses”) that Buyer Affiliates may suffer or incur by reason of (i) any breach or inaccuracy of any of the representations and warranties made by Company or Shareholder in or pursuant to this Agreement; (ii) any failure of Company or Shareholder to carry out, perform, satisfy and discharge any of its respective covenants, agreements, undertakings, liabilities or obligations under this Agreement or under any of the documents and instruments delivered by Company pursuant to this Agreement; (iii) environmental matters arising out of Company’s operations prior to and through the Closing Date, including but not limited to claims arising under or as a result of alleged violations by Company of any applicable federal, state or local laws or regulations; (iv) any third party claims arising out of any liability, obligation, lease, agreement, contract, other commitment or state of facts, which if it existed, would constitute a breach of any representation, warranty or covenant of Company in or pursuant to this Agreement or in any certificate or other document delivered by or on behalf of Company to Buyer pursuant to the provisions of this Agreement; (v) any action, suit, charge, complaint, proceeding or investigation arising prior to or subsequent to the date hereof to the extent that it arises out of or relates in any way to the operation of the Business prior to the Closing; and (vi) any taxes owing by Company, Shareholder or the Business based on periods prior to the Closing Date.

(b)                                 Except as specifically stated to the contrary, the covenants, representations, warranties and agreements of Buyer contained herein shall survive the Closing and the consummation of the transactions contemplated herein.  Buyer shall indemnify Company and its officers, directors and employees (collectively, the “Company Affiliates”) against and hold them harmless from any and all liabilities in respect of suits, proceedings, demands, judgments, damages, expenses and costs, including, without limitation, reasonable counsel fees, which Company Affiliates may suffer or incur by reason of (i) any breach or inaccuracy of any of the representations and warranties made by Buyer in or pursuant to this Agreement; (ii) any failure of Buyer to carry out, perform, satisfy and discharge any of its covenants, agreements, undertakings, liabilities or obligations under this Agreement or under any of the documents and instruments delivered by Buyer pursuant to this Agreement or (iii) Buyer’s failure to pay, discharge or perform any of the Assumed Liabilities.

(c)                                  In the event that any party entitled to indemnification pursuant to this Agreement (the “Indemnified Party”) proposes to make any claim for such indemnification, the Indemnified Party shall deliver to the indemnifying party (the “Indemnifying Party”) within 10 days after the Indemnified Party’s becoming aware of any threatened claim that might give rise to any Losses, a writing which shall (i) state that Losses have been incurred, or that a claim has been made for which Losses may be incurred, for which a claim for indemnification hereunder is being made, (ii) specify the sections of this Agreement under which such claim is made, and (iii) specify in reasonable detail each individual item of Loss or other claim including the amount thereof and the date such Loss was incurred.  In addition, each Indemnified Party shall give notice to the Indemnifying Party within 10 days after receipt of service of any suit or proceeding which pertains to a matter for which indemnification may be sought; provided, however, that the failure to give such notice shall not relieve the Indemnifying Party of its obligations hereunder if the Indemnifying Party has not been materially prejudiced thereby.

(d)                                 If the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party hereunder against any Loss, then the Indemnifying Party shall be entitled to assume and control the defense of such proceeding at its expense and through counsel of its choice if it gives notice of its intention to do so to the Indemnified Party within 20 days of the receipt of such notice from the Indemnified Party; provided, however, that if there exists or is reasonably likely to exist an actual conflict of interest that would make it inappropriate in the reasonable judgment of the Indemnified Party for the same counsel to represent both the Indemnified Party and the Indemnifying Party, then the Indemnified Party shall be entitled to retain its own counsel, in each jurisdiction for which the Indemnified Party reasonable determines counsel is required, at the expense of the Indemnifying Party.  Notwithstanding the foregoing, if any Indemnified Party determines in good faith that there is a reasonable probability that an action may materially and adversely affect its business, such Indemnified Party may, by written notice to the Indemnifying Party, assume the exclusive right to defend, compromise or settle such action.

(e)                                  In the event the Indemnifying Party exercises the right to undertake any such defense against any such proceeding as provided above, the Indemnified Party shall make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party.

(f)                                    In the event the Indemnified Party is, directly or indirectly, conducting the defense against any such proceeding, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party’s expense, all such witnesses, records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as is reasonably required by the Indemnified Party.

(g)                                 The right to indemnification, payment of damages or other remedy based on such representations, warranties and covenants will not be affected by any investigation conducted, or any knowledge acquired (or capable of being acquired) at any time, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty or covenant.

(h)                                 The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant, will not affect the right to indemnification, payment of damages or other remedy based on such representations, warranties and covenants.

Section 9.3                                                           Satisfaction of Shareholder’s Indemnification Obligations; Holdback and Set-Off.

In order to secure the indemnification obligations of Shareholder pursuant to Section 9.2 hereof, Buyer shall have a right of set-off with respect to the Holdback Funds in order to satisfy any finally determined indemnification obligation of Shareholder pursuant to Section 9.2.

Section 9.4                                                           Dollar Limitations.

Neither Shareholder, on the one hand, nor Buyer, on the other hand, shall be liable to the other for indemnification under Section 9.2 for a claim for breach of any representation or warranty of the other party unless and until the aggregate damages incurred by such party as a result of all breaches of all such representations and warranties exceeds $10,000 (the “Basket”).  In the event that the aggregate amount of damages incurred by either party exceeds the Basket, such party shall be indemnified by the other party for the full amount of such damages.  Notwithstanding anything herein to the contrary, the limitations set forth in this paragraph shall not apply to damages relating to or arising out of (a) any misrepresentation or breach of warranty set forth in Sections 3.1, 3.2, 3.14, 3.34, 4.1, 4.2, 4.3, 5.1 and 5.2; (b) Fraud Claims, or (c) any breach of the covenants of Shareholder or Buyer in this Agreement.

The maximum aggregate liability of Shareholder to Buyer under this Agreement for breaches of representations, warranties and agreements, including but not limited to liability under Section 9.2, shall be $725,000 (the “Cap”).  The maximum aggregate liability of Buyer to Shareholder under this Agreement for Buyer’s breaches of representations, warranties and agreements shall be $500,000.  The Cap shall not apply to damages relating to or arising out of (a) any misrepresentation or breach of warranty set forth in Sections 3.1, 3.2, 3.14, 3.34, 4.1, 4.2, 4.3, 5.1 and 5.2; (b) Fraud Claims, or (c) any breach of the covenants of Shareholder or Buyer in this Agreement.

Section 9.5                                                           Exclusive Remedy.

Buyer, Shareholder and Company hereby agree that their sole and exclusive remedies with respect to a breach of this Agreement or any matters related to Company are (with the exception of a remedy in the case of fraud or a party seeking equitable remedies) the remedies set forth in this ARTICLE 9.  Except with respect to the remedies referred to in the preceding sentence and the other rights provided in this agreement, Buyer, Shareholder and Company hereby waive, to the fullest extent permitted under applicable law, and forever release each other from, any claims related to this agreement.

Section 9.6                                   Right to Terminate.

Company and Buyer may terminate this Agreement as provided below:

(a)          Buyer and Company by mutual written consent at any time prior to the Closing;

(b)         Buyer by giving written notice to Company at any time prior to the Closing in the event Company has breached any representation, warranty, or covenant and Company fails to cure such breach, if curable, within 10 days of such notice, contained in this Agreement in any material respect or any of the conditions to Closing are not satisfied as of the Closing Date; or

(c)          Company by giving written notice to Buyer in the event that Buyer has not satisfied any of the conditions to Closing as of the Closing Date and Buyer fails to cure such failure, if curable, within 10 days of such notice.

Section 9.7                                   Effect of Termination.

If a party terminates this Agreement pursuant to Section 9.6 above, all rights and obligations of the parties hereunder shall terminate without any liability of a party to any other party except for any liability of any party then in breach.

ARTICLE 10.               MISCELLANEOUS PROVISIONS

Section 10.1                 Amendment and Modification.

Subject to applicable law, this Agreement may be amended, modified and supplemented only by written agreement duly and validly executed by the party against whom enforcement of such amendment is sought any time prior to the Closing with respect to any terms contained herein.  Any such amendment, modification or supplement must expressly state on its face that it is intended effect such amendment, modification or supplement.

Section 10.2                 Waivers.

Any failure of Company or Shareholder, on the one hand, or Buyer, on the other, to comply with any obligation, covenant, agreement or condition herein may be expressly waived in writing by the Chairman, President or Chief Financial Officer of Buyer or Company, or by Shareholder, respectively, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure, nor shall any waiver on the part of any party of any right, power or privilege hereunder, or any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercising of any other such right, power or privilege.  No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.

Section 10.3                 Expenses, Etc.

All of the fees and expenses incurred by Buyer in connection with the transactions contemplated by this Agreement shall be borne by it, all of the fees and expenses incurred by Company in connection with the transactions contemplated by this Agreement shall be borne by Shareholder, and all fees and expenses incurred by Shareholder in connection with the transactions contemplated by this Agreement shall be borne by Shareholder (or if such transaction shall fail to close, by Company), in each case, including, without limitation, all fees of counsel, advisors, investment bankers, experts, actuaries and accountants of such parties.

Section 10.4                 Notices.

All notices or other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be considered as duly given on (a) the date of delivery, if delivered in person, if sent by Federal Express or other similar overnight delivery service or transmitted by facsimile subsequently confirmed or (b) three days after mailing, if mailed from within the continental United States by registered or certified mail, return receipt requested, to the party entitled to receive the same, at the address provided in this Section 10.4.

Any party hereto may change its address by giving notice to the other stating its new address, all in the manner provided herein.  Such newly designated address shall thereafter be such party’s address for the purpose of all notices or other communications required or permitted to be given pursuant to this Agreement.

(a)	If to Company or Shareholder to:

Corinne McCormack
7 West 36th Street, 9th Floor
New York, NY 10018

with a copy to:

Sills Cummis & Gross, P.C.
One Rockefeller Plaza
New York, NY 10020
	Attention:	Michael Goldsmith, Esq.
	Telephone:	(212) 643-7000
	Facsimile:	(212) 643-6500
	Email:	mgoldsmith@silliscummis.com

(b)	If to Buyer:

FGX International Inc.
500 George Washington Highway
Smithfield, RI 02917
	Attention:	Jeffrey J. Giguere, Executive Vice President,
General Counsel
	Telephone:	401-719-2109
	Facsimile:	401-231-3818

with a copy to:

Reavis Cianciolo LLC
55 Dorrance Street, Suite 200
Providence, Rhode Island 02903
	Attention:	Jeffrey B. Cianciolo, Esq.
	Telephone:	401-272-5520
	Facsimile:	401-272-5501

Section 10.5                 Assignment.

This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated by any of the parties hereto without the prior written consent of the other parties.  Any such purported assignment or delegation without such consent shall be void.

Section 10.6                 Governing Law; Forum.

This Agreement and the legal relations among the parties hereto shall be governed by and construed in accordance with the laws of the State of New York, without regard to its conflicts of law doctrine.  Each party agrees that any proceeding arising out of or relating to this Agreement or the breach or threatened breach of this Agreement may be commenced and prosecuted in a court in the State of Rhode Island.  Each party consents and submits to the non-exclusive personal jurisdiction of any court in the State of Rhode Island in respect of any such proceeding.  Each party consents to service of process upon it with respect to any such proceeding by registered mail, return receipt requested, and by any other means permitted by applicable laws and rules.  Each party waives any objection that it may now or hereafter have to the laying of venue of any such proceeding in any court in the State of Rhode Island and any claim that it may now or hereafter that any such proceeding in any court in the State of Rhode Island has been brought in an inconvenient forum.

Section 10.7                 Counterparts.

This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 10.8                 Headings.

The headings of the Sections and Articles of this Agreement are inserted for convenience only and shall not constitute a part hereof or affect in any way the meaning or interpretation of this Agreement.

Section 10.9                 Entire Agreement.

This Agreement, including the Exhibits and Schedules hereto, and all documents, instruments and certificates required to be delivered pursuant to the terms hereof, set forth the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein, and supersede all prior negotiations, understandings, discussions, agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto whether written or oral.

Section 10.10               Third Parties.

Except as specifically set forth or referred to in ARTICLE 8 or elsewhere herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or corporation other than the parties hereto and their successors or assigns, any rights or remedies under or by reason of this Agreement.

Section 10.11               Materiality and Immateriality.

None of the threshold dollar amounts listed herein shall be deemed an admission that an amount greater than such threshold is material or that an amount less than such threshold is immaterial.

Section 10.12               Severability.

If any provision of this Agreement shall hereafter be held to be invalid, unenforceable or illegal in whole or in part, in any jurisdiction under any circumstances for any reason, (i) such provision shall be reformed to the minimum extent necessary to cause such provision to be valid, enforceable and legal while preserving the intent of the parties as expressed therein, and the benefits of the parties provided by, this Agreement or (ii) if such provision cannot be so reformed, such provision shall be severed from this Agreement and an equitable adjustment shall be made to this Agreement (including, without limitation, addition of necessary further provisions to this Agreement) so as to give effect to the intent as so expressed and the benefits so provided.  Such holding shall not affect or impair the validity, enforceability or legality of such provision in any other jurisdiction or under any other circumstances.  Neither such holding or such reformation or severance shall affect or impair the legality, validity or enforceability of any other provision of this Agreement.

Section 10.13               Cumulative Remedies.

All rights and remedies of any party hereto are cumulative of each other and of every other right or remedy such party may otherwise have at law or in equity, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.

Signatures appear on the following page

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and their respective corporate seals to be affixed hereto, all as of the day and year first above written.

COMPANY:

WITNESS:		CORINNE MCCORMACK, INC.

/s/ Joseph Walsh		By:	/s/ Corinne A. McCormack
Name:	Joseph Walsh	Name:	Corinne A. McCormack
		Title:	President

WITNESS:		EYE-BAR INC.

/s/ Joseph Walsh		By:	/s/ Corinne A. McCormack
Name:	Joseph Walsh	Name:	Corinne A. McCormack
		Title:	President

SHAREHOLDER:

WITNESS:

/s/ Joseph Walsh			/s/ Corinne A. McCormack
Name:	Joseph Walsh		Corinne A. McCormack, individually

BUYER:

WITNESS:		FGX INTERNATIONAL INC.

/s/ Jeffrey J. Giguere		By:	/s/ Anthony Di Paola
Name:	Jeffrey J. Giguere	Name:	Anthony Di Paola
		Title:	Executive Vice President

[Signature Page to Stock Purchase Agreement – FGX International Inc./Corinne McCormack, Inc.]